Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Clinical Updates and Milestones Expected Across All Three Lead Programs During 2016

SAN DIEGO — March 9, 2016 — Mirati Therapeutics, Inc. (NASDAQ: MRTX) today reported financial results for the fourth quarter and full year ended December 31, 2015 and provided an update on its drug development programs.

“We made significant progress across our entire pipeline in 2015, setting up a potentially transformative year for the Company in 2016,” said Charles M. Baum, M.D., Ph.D., president and CEO of Mirati. “After reporting initial results in our Phase 1b dose expansion clinical trial for glesatinib last fall, which included two confirmed responses in non-small cell lung cancer patients, we have quickly moved into a Phase 2 clinical trial utilizing our diagnostic collaborations with Guardant Health and Foundation Medicine to help us identify which NSCLC patients we believe are most likely to respond.”

“We expect to see updated data from both of those trials later this year, as well as data from our Phase 1b dose expansion clinical trial for sitravatinib, and we are looking forward to starting our Phase 2 combination trial in immuno-oncology for mocetinostat in the second quarter. Following our successful financing last September, we are now poised to capitalize on the significant potential of our targeted cancer therapies for patients in need of better treatment options.”

2015 Operational Highlights

Glesatinib (MGCD265): Molecularly targeted kinase inhibitor

•                  In September 2015, presented data at the World Conference on Lung Cancer 2015 demonstrating the favorable tolerability and clinical efficacy of MGCD265 in a Phase 1b dose expansion clinical trial

•                  In December 2015, initiated a single arm, open-label Phase 2 clinical trial in NSCLC patients with driver alterations in MET — which occur in up to 7% of NSCLC patients

•                  In December 2015, announced a collaboration with Guardant Health to use the Guardant360 diagnostic tool in the Phase 2 clinical trial to screen NSCLC patients for certain genetic alterations to the MET pathway in order to identify those patients we believe are most likely to respond to MGCD265

•                  In December 2015, announced a separate collaboration with Foundation Medicine for the development of a companion diagnostic test for MGCD265 in NSCLC

Sitravatinib (MGCD516): Molecularly targeted kinase inhibitor

•                  In September 2015, presented interim clinical data from the ongoing Phase 1 dose escalation clinical trial of MGCD516 in patients with advanced solid tumors at the European Cancer Congress (ECC) 2015:

•                  Demonstrated that MGCD516 is well tolerated with a favorable pharmacokinetic profile

•                  Established recommended Phase 2 dose of 150 mg QD

•                  In December 2015, initiated the Phase 1b dose expansion clinical trial in genetically selected patients

•                  Initial focus on NSCLC in patients with genetic driver mutations, including RET, CHR4q12, CBL, Trk and DDR with exploratory cohorts in other solid tumors where the MGCD516 profile may provide benefit

Mocetinostat (MGCD103): Class I & IV HDAC inhibitor

•                  In August 2015, announced an immuno-oncology clinical trial collaboration with MedImmune, the global biologic research and development arm of AstraZeneca, to evaluate the safety and efficacy of mocetinostat in combination with durvalumab, an investigational anti-PD-L1 immune checkpoint inhibitor

•                  Phase 2 clinical trial will be conducted in patients with NSCLC including those who are PD-L1 low and who have failed prior checkpoint inhibitor treatment, two significant areas of unmet medical need

Corporate:

•                  Executed two successful financings in 2015, generating net proceeds of $143.3 million for the Company

•                  In February 2015, completed offering of 2.6 million shares of common stock at $20.00 per share

•                  In September 2015, completed offering of 2.3 million shares of common stock at $45.00 per share

2016 Milestones

•                  Update on Phase 1b dose expansion clinical trial of MGCD265 expected in the second quarter of 2016

•                  Initial data from Phase 2 clinical trial of MGCD265 in NSCLC patients with driver alterations in MET is expected by the end of 2016

•                  Preliminary data from the Phase 1b dose expansion clinical trial for MGCD516 in genetically selected patients is expected in the second half of 2016

•                  Phase 2 clinical trial for mocetinostat in combination with durvalumab in patients with NSCLC is expected to begin in the second quarter of 2016

Fourth Quarter and Fiscal Year 2015 Financial Results

Cash, cash equivalents, and short-term investments were $122.3 million at December 31, 2015, compared to $29.3 million at December 31, 2014. In September 2015, the Company completed a public offering of 2.3 million shares of its common stock, generating net proceeds of $94.9 million.  In February 2015, the Company completed a public offering of 2.6 million shares of its common stock, generating net proceeds of $48.4 million.

Research and development expenses for the fourth quarter of 2015 were $14.9 million, compared to $7.1 million for the same period in 2014. Research and development expenses for the year ended December 31, 2015 were $49.0 million, compared to $26.1 million for the same period in 2014. The increases in research and development expenses primarily reflect costs to advance the clinical development of the Company’s three oncology development programs, MGCD265, MGCD516 and mocetinostat. General and administrative expenses for the fourth quarter of 2015 were $3.6 million, compared to $3.4 million for the same period in 2014. General and administrative expenses for the year ended December 31, 2015 were $15.8 million, compared to $12.7 million for the same period in 2014. The increases in general and administrative expenses primarily reflect higher non-cash stock-based compensation expense.

Other income and expense, net, was income of $0.1 million for both the fourth quarter of 2015 and 2014. Other income and expense, net, for the year ended December 31, 2015 was income of $0.2 million compared to expense of $4.6 million for the same period in 2014. Other income and expense, net, for the year ended December 31, 2014 primarily reflects losses arising from the change in fair value of our warrant liability. During 2014, we amended the warrant agreements to allow for the warrants to be denominated in U.S. dollars. The amended warrants qualified for equity classification and were reclassified into stockholders’ equity.

Net loss for the fourth quarter of 2015 was $18.4 million, or $0.96 per share basic and diluted, compared to net loss of $10.4 million, or $0.77 per share basic and diluted for the same period in 2014. Net loss for the year ended December 31, 2015 was $64.5 million, or $3.82 per share basic and diluted, compared to net loss of $43.7 million, or $3.24 per share basic and diluted for the same period in 2014.

About Mirati Therapeutics
Mirati Therapeutics develops molecularly targeted, single agent and immuno-oncology combination therapies intended to treat cancer. Mirati’s approach combines the three most important factors in oncology drug development, 1) researching and developing drug candidates that target genetic and epigenetic drivers of cancer, 2) designing creative and agile clinical development strategies that select for patients whose tumors are dependent on specific driver alterations, and 3) leveraging a highly accomplished oncology precision medicine leadership team. The Mirati team uses a blueprint — proven by their prior work — for developing potential breakthrough cancer therapies, with accelerated development paths, in order to improve outcomes for patients. Mirati is advancing three drug candidates through clinical development for multiple oncology indications. More information is available at www.mirati.com.

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Contacts:

Marcy Graham

Mirati Therapeutics Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Jesse Baumgartner

Stern Investor Relations

Senior Associate

(212) 362-1200

jesse@sternir.com

Forward Looking Statements
Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties. For more detailed disclosures and discussions regarding such forward looking statements, please refer to Mirati’s filings with the U.S. Securities and Exchange Commission (“SEC”), including without limitation Mirati’s filings on Forms 10-K, 10-Q, and 8-K. Forward looking statements are based on the current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology, or by statements that certain actions, events or results “may” or “would” be taken, occur or be achieved. Such statements include, but are not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward looking statements involve significant risks and uncertainties and are neither a prediction nor a guarantee that future events or circumstances will occur. Such risks include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks described in Mirati’s filings with the SEC. We are including this cautionary note to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The information in this news release is given as of the date above and Mirati expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014

Assets
Current assets
Cash, cash equivalents and short-term investments	$122,327	$29,303
Other current assets	3,075	3,354
Total current assets	125,402	32,657

Property and equipment, net	614	496
Other assets	2,001	326
Total assets	$128,017	$33,479

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	9,798	5,396
Other liability	43	21
Total liabilities	9,841	5,417

Stockholders’ equity	118,176	28,062
Total liabilities and stockholders’ equity	$128,017	$33,479

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Expenses
Research and development	$14,913	$7,080	$48,959	$26,071
General and administrative	3,575	3,363	15,755	12,699
Restructuring costs	—	—	—	334
Total operating expenses	18,488	10,443	64,714	39,104

Loss from operations	(18,488)	(10,443)	(64,714)	(39,104)

Other income (expense), net	71	56	170	(4,594)

Net loss	$(18,417)	$(10,387)	$(64,544)	$(43,698)

Unrealized gain (loss) on available-for-sale investments	35	(8)	37	14

Comprehensive loss	$(18,382)	$(10,395)	$(64,507)	$(43,684)

Net loss per share, basic and diluted	$(0.96)	$(0.77)	$(3.82)	$(3.24)

Weighted average number of shares used in computing net loss per share, basic and diluted	19,271	13,540	16,902	13,483